CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN
              PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS
                    HAVE BEEN FILED SEPARATELY WITH THE
                    SECURITIES AND EXCHANGE COMMISSION.

                                                            EXECUTION COPY



                      INTERACTIVE MARKETING AGREEMENT

      This INTERACTIVE MARKETING AGREEMENT (this "Agreement"), made this 31st day of March, 1999, by and between PRICELINE.COM INCORPORATED, a Delaware corporation having its principal office at Five High Ridge Park, Stamford, Connecticut 06905 (the "Company"), and FIRST USA BANK, N.A., a national banking association having its principal office at Three Christina Centre, 201 North Walnut Street, Wilmington, Delaware 19801 ("FUSA", together with the Company, the "Parties" and each individually a "Party").

                                  RECITALS

        WHEREAS, FUSA desires to make its consumer credit card products and related services (hereinafter referred to as "Credit Card(s)") available to the on-line visitors, telephone callers and customers of the Company (the "Company Customers") through the Internet and/or Websites currently or hereafter owned, maintained, managed or controlled by or on behalf of the Company (the "Company Site(s)") and through the Company's inbound and outbound telephone services (the "Company Phone Services" and, together with the Company Site(s), the "Company Services"); and

      WHEREAS, the Company has agreed to actively market and offer Credit Card(s) and other credit related products to and among Company Customers, subject to the terms and conditions hereinafter contained.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                 ARTICLE I
                                DEFINITIONS

      Section 1.1 Defined Terms. Unless the context requires otherwise, the capitalized terms set forth herein shall have the meanings set forth on Schedule A hereto.

      Section 1.2 Interpretation. Definitions in this Agreement shall apply equally to the singular and plural forms of the defined terms. The words "include" and "including" shall be deemed to be followed by the phrase "without limitation" where such phrase does not otherwise appear. The words "herein", "hereof", "hereinafter" and words of similar import refer to this Agreement as a whole and not to any particular Articles or Sections of this Agreement. Except as otherwise specifically indicated, all references in this Agreement to Articles and Sections refer to Articles and Sections of this Agreement, and all references to Exhibits or Schedules refer to Exhibits or Schedules attached hereto, and all such Exhibits and Schedules are incorporated herein by reference.

                                 ARTICLE II
                            CO-MARKETING PROGRAM

      For the Initial Term and any Renewal Term of this Agreement, and in accordance with the terms and conditions of this Agreement, the Company shall implement and support a program (the "Program") to market FUSA Credit Cards to Company Customers, and FUSA shall make available certain promotional, informational and application materials required by the Company to implement and support the Program and shall review applications from, and issue FUSA Credit Cards to, Company Customers qualifying for such Credit Cards.

                                ARTICLE III
                       COMPANY RIGHTS AND OBLIGATIONS

      Section 3.1 Company Direct Promotions. In furtherance of the Program, the Company shall, subject to FUSA's standard policies and to reasonable restrictions set forth by FUSA, solicit applications, directly and indirectly, for FUSA Credit Cards from Company Customers ("Company Direct Promotions"). The Company shall submit any marketing materials developed by the Company for Company Direct Promotions in writing to FUSA, and FUSA shall promptly review and approve such materials as FUSA deems acceptable in FUSA's sole discretion for marketing to Company Customers, prior to their use by the Company; provided, however, that any Credit Card applications used in connection with the Program must be supplied to the Company by FUSA, and FUSA shall use commercially reasonable efforts to provide the Company with a Credit Card application form that is functionally efficient for customer use. The Company shall be authorized to solicit Account applications from Company Customers whether or not such customers hold FUSA accounts, and FUSA shall make its Account approval decisions with respect to such Account applications consistent with FUSA's normal credit approval standards and safe and sound banking practices, subject to normal multi-account limits imposed by FUSA with regard to customers who already hold FUSA accounts. Unless otherwise agreed to by FUSA in FUSA's sole discretion, all expenses incurred by the Company in connection with Company Direct Promotions shall be borne solely by the Company.

      Section 3.2 Company Programs and Value-Added Enhancements. The Company shall, in the Company's discretion, fund, develop and support premium and other incentive programs (including any promotional subsidies that the Company may determine to offer) specifically targeted at generating FUSA Credit Card applications, FUSA Credit Card usage, card value-added offers and card balance-building activities, and the Company shall use commercially reasonable efforts to maximize Company Customer acceptance of such program offerings. The Parties shall also market test a variety of value-added enhancements, as mutually agreed to by the Parties, which such value-added enhancements may include cash rebate offers and "Instant Rewards" programs. The aggregate retail value of such programs and rewards shall be equal to at least (i) [**] during the first 12-month billing cycle for each such Account and (ii) the amount of the Usage Fee paid with respect to each such Company-Sourced Account for each 12-month billing cycle thereafter.

      Section 3.3 Company Customer Information. (a) The Company may, at its option, provide to FUSA the names and addresses of those Company Customers who fail to apply for FUSA Credit Cards upon visiting the Company Site(s) or through Company Phone Services for the sole purpose of FUSA's screening such Company Customers for subsequent pre-approved credit offers. Those Company Customers that pass such screening may be subject to market-test programs designed to provide such Company Customers with incentives to return to a Company Site(s), apply for a pre-approved FUSA Credit Card and receive a Company benefit or reward (paid for by the Company). The terms of any such test-market program or promotion shall be the subject of a separate agreement between the Parties containing a mutually agreed performance-based payment structure.

      FUSA and the Company mutually acknowledge that, given the nature of the industry, additional or various marketing vehicles not specifically addressed in this Agreement may require additional Company Customer information. As a result, the Company and FUSA shall each use commercially reasonable efforts to provide the other with all necessary and relevant Company Customer information as requested by either Party from time to time, subject to such Party's privacy policy and all legal and regulatory requirements and restrictions.

      Section 3.4 License to Use Marks. (a) During the Initial Term and any Renewal Term of this Agreement, to the extent required by FUSA in connection with the performance of its obligations under this Agreement or any additional marketing activity contemplated by Article VII, the Company grants to FUSA the right and license to use the current and future respective name, trademarks, service marks, copyrights and logo of the Company (collectively, the "Company Marks"), subject to the review and prior approval of the Company, solely in connection with the Program and any transactions contemplated by Article VII. Such right and license shall be restricted to the products and services described or contemplated herein and shall not apply or extend to any other product or service offered by FUSA. Except for amounts paid to the Company pursuant to Article V and Schedule B hereto, FUSA shall not be required to pay any additional amounts to the Company, or on account of the Company, in connection with the use of the Company Marks in conjunction with the Program. Subject to and consistent with the rules and regulations of Visa and MasterCard, FUSA shall comply with the standards established by the Company with respect to the form of the Company Marks and their usage.

      (b) Notwithstanding the provisions of Section 3.4(a), the Company is and shall remain the owner of all rights in and to its name and logo and all other intellectual property owned or licensed by the Company, as the same now exist or as they may hereafter be modified, including all rights in and to any copyright, trademark, service mark and similar rights pertaining thereto. Any and all rights to Company Marks and other Company intellectual property not herein specifically granted and licensed to FUSA are reserved to the Company. Except as otherwise specifically provided for herein, upon the termination of this Agreement, all rights conveyed by the Company to FUSA with respect to the use of the Company Marks and other Company intellectual property shall cease, and all such rights shall revert to the Company. Upon termination of this Agreement, FUSA shall have no further right to utilize the Company Marks; provided, however, that nothing contained herein shall require FUSA, upon termination of this Agreement, to cancel any Account or to terminate or replace any Credit Card issued in connection with this Agreement.


--------------
[**] = Confidential treatment requested for redacted portion.

                                 ARTICLE IV
                        FUSA RIGHTS AND OBLIGATIONS

    Section 4.1 Offering and Issuance of Credit Cards. In furtherance of the Program, FUSA shall offer Credit Card(s) to Company Customers in accordance with the following provisions:

      Subject to Section 4.1(d), FUSA shall assist the Company with the design and development of such marketing, promotion and solicitation materials as the Parties mutually agree are appropriate to promote the Program among Company Customers, it being understood and acknowledged by the Parties that FUSA shall be given the opportunity, and the Company shall cooperate and assist FUSA with respect thereto, to market FUSA Credit Cards at any and all points and potential points during a Company Customer's visit to any location upon any Company Site(s), subject to the mutual agreement of the Parties, which agreement shall not be unreasonably withheld, and in a manner and form subject to testing and refinement by mutual agreement of the Parties. FUSA reserves the right to limit its solicitation materials to those Company Customers deemed to be creditworthy in accordance with FUSA's normal credit criteria and credit practices and with safe and sound banking practices.

      Subject to federal, state and local law and any other rules and regulations applicable to FUSA, including MasterCard or Visa operating regulations, the holders of all approved Accounts shall receive Credit Card(s) issued by FUSA which contain marks or design elements that would distinguish such Credit Cards from other Credit Cards issued by FUSA not in connection with the Program. FUSA shall have the right to designate on all of its Credit Cards, including, without limitation, all Credit Cards issued in connection with this Program, such information as FUSA shall, in its sole discretion, deem appropriate.

      (c) FUSA reserves the right to, and may in FUSA's sole discretion, communicate such information to the Credit Card holders that FUSA normally sends to its other cardmembers, without having to obtain the prior approval of the Company.

      (d) Credit Cards issued by FUSA pursuant to the Program shall be governed by the terms of the cardmember agreement to be entered into between each such person and FUSA.

Each such cardmember agreement shall specify that the laws of the State of Delaware, and as applicable, Federal law, shall govern the terms and conditions of such Account and the extension of credit by FUSA to the cardmember. Notwithstanding anything to the contrary contained herein, FUSA shall have the right to amend such cardmember agreements at any time in accordance with applicable law, including, without limitation, changing the basic pricing on individual Accounts at any time, including, without limitation, in the event of late payments, non-payments, delinquency, payment by checks that fail to clear, default, bankruptcy or other consistent or substantial failure by any Program cardmember to perform in accordance with the terms of the cardmember agreement; provided that such amendments are not made in a manner that is inconsistent with the manner in which FUSA determines to amend FUSA cardmember agreements that are not generated through the Program.

      (e) The Parties acknowledge that the Company does not intend to issue Credit Cards or act as a banking institution pursuant to this Agreement. The Parties further acknowledge that if, at any time during the Initial Term or any Renewal Term of this Agreement, the obligations of the Company under this Agreement subject the Company to any rule, regulation or statute governing Credit Card issuers or banking institutions, the Company shall not be required (subject to Section 14.2(b)) to fulfill any such obligation, and the Parties shall negotiate in good faith to amend this Agreement to the extent necessary to permit the Company to be able to fulfill its obligations under this Agreement without having to be subject to any such rule, regulation or statute.

      Section 4.2 On-line Credit Approval. Both Parties shall use commercially reasonable efforts to implement a system whereby FUSA is able to provide prompt on-line, credit approval decisions to Account applicants during a Company Site visit, such that any Company Customer whose application is approved during such visit is able to open an Account and, immediately after such Account is opened, charge Company Site purchases to such Account (subject to the terms and conditions of such Account and the related cardmember agreement, including, without limitation, the credit limit established with respect to such Account). Subject to any legal or regulatory requirements or restrictions, FUSA shall use commercially reasonable efforts to provide the Company with technical support and regular updates that will allow the Company on a real-time basis to determine (subject to receipt of such updates) whether a Company Customer using a Non-FUSA Credit Card for a Company Site purchase also holds a FUSA account, and, if so, (a) whether sufficient credit is available to charge the current purchase on such FUSA Credit Card; (b) whether sufficient credit is available for a balance transfer; (c) whether such Company Customer's FUSA account is active or dormant; and (d) what the valid account number is for such FUSA account. The Company agrees that (i) its use of the information provided pursuant to the previous sentence shall be solely for the purposes set forth herein and (ii) the Company's use of such information shall be subject to the confidentiality provisions set forth in
Article XII. In addition, FUSA agrees to perform a more detailed review and scoring of any Account application that has been rejected through the on-line approval process to determine if such application should be subsequently approved consistent with FUSA's normal credit approval standards and safe and sound banking practices. When on-line account approval capabilities have been established in connection with the Company Site(s), the Company shall use commercially reasonable efforts to persuade Company Customers to charge their Company Site purchases or any other charge to a Company-Sourced Account.

      Section 4.3 License to Use Marks. (a) During the Initial Term and any Renewal Term of this Agreement, FUSA hereby grants to the Company the right and license to use the current and future respective name, trademarks, service marks, copyrights and logo of FUSA (collectively, the "FUSA Marks"), subject to the review and prior approval of FUSA, solely in connection with the Program and any transactions contemplated by Article
VII. Such right and license are restricted to the products and services described and contemplated herein and shall not apply or extend to any other product or service offered by the Company. The Company shall not be required to pay any amount to FUSA, or on account of FUSA, in connection with the use of the FUSA Marks in conjunction with the Program. Subject to and consistent with the rules and regulations of Visa and MasterCard, the Company shall comply with the standards established by FUSA with respect to the form of the FUSA Marks and their usage.

      (b) Notwithstanding the provision of Section 4.3(a), FUSA is and shall remain the owner of all rights in and to its name and logo and all other intellectual property owned or licensed by FUSA, as the same now exist or as they may hereafter be modified, including all rights in and to any copyright, trademark, service mark and similar rights pertaining thereto. Any and all rights to FUSA Marks and other FUSA intellectual property not herein specifically granted and licensed to the Company are reserved to FUSA. Except as otherwise specifically provided for herein, upon the termination of this Agreement, all rights conveyed by FUSA to the Company with respect to the use of the FUSA Marks and other FUSA intellectual property shall cease, and all such rights shall revert to FUSA. Upon termination of this Agreement, the Company shall have no further right to utilize the FUSA Marks; provided, however, that nothing contained herein shall require FUSA, upon termination of this Agreement, to cancel any Account or to terminate or replace any Credit Card issued in connection with this Agreement.

      Section 4.4 Statement Messages/Inserts. (a) Subject to reasonable space, weight, size, content and scheduling restrictions, and upon FUSA's prior review and approval, FUSA may periodically include Company informational inserts or statement messages ("Messages/Inserts") in Company-Sourced Account cardmember statements mailed by FUSA to its FUSA brand cardholders (as opposed to cardholders of credit cards issued in conjunction with a third party).

      (b) The Company shall bear the costs of preparing and producing the actual Messages/Inserts. FUSA shall pay for the normal cost of mailing Messages/Inserts; provided, however, that if the Messages/Inserts increase the postal expense incurred by FUSA to mail statements with such Messages/Inserts, then FUSA shall inform the Company in advance and, if the Company agrees to reimburse FUSA for such incremental postage expense, FUSA shall use commercially reasonable efforts to include such Messages/Inserts in such mailing.

                                 ARTICLE V
                          COMPENSATION AND PAYMENT

      Section 5.1 Fees. During the Initial Term and any Renewal Term of this Agreement, and subject to the terms and conditions set forth herein, FUSA shall pay to the Company certain fees, commissions and bonuses (collectively, the "Fees") as set forth on Schedule B hereto.

      Section 5.2 Substitute Accounts. Notwithstanding anything else contained herein, FUSA shall not be obligated to pay to the Company any duplicate Account Origination Fee or duplicate Value-Added Payment in the event that any account that forms the basis upon which such Account Origination Fee or Value-Added Payment is calculated represents a substitute account, which includes, without limitation, any account established due to the loss or theft of a cardmember's existing Credit Card and any account established as a result of former joint cardmembers' requesting individual accounts.

      Section 5.3 Payment Terms. FUSA shall provide the Company with a reconciliation report within 15 days following the end of each month setting forth the amount of Fees earned by the Company during such month. Any amounts owing to the Company and payable pursuant to the terms of this
Article V shall be paid to the Company within 15 days following the end of each calendar quarter. The Parties shall meet periodically to discuss payment methodologies and mechanisms that reflect estimated payments based on mutually agreed payment criteria and metrics. If any such methodology proves not accurately to reflect the Parties' actual payment experience, the Parties shall negotiate revisions in future payments and estimated payments to reflect such actual experience.

      Section 5.4 Payment Upon Termination. FUSA's obligation to pay any Fees to the Company shall cease immediately upon the expiration or termination of this Agreement for any reason whatsoever; provided that such Fees shall be reconciled and paid with respect to all amounts earned by the Company up to the effective date of such expiration or termination; and provided further that FUSA shall continue to pay Usage Fees to the Company in accordance with Paragraph 6 of Schedule B following the expiration or termination of this Agreement, but (a) only to the extent, and in the amount, that such Usage Fees are directly used by the Company to support value-added enhancements implemented pursuant to Section 3.2 prior to such termination or expiration and (b) only for so long as FUSA has a positive return on the Company-Sourced Account Portfolio.

      Section 5.5 Marketing Costs. Other than the Fees provided for in Schedule B hereto, FUSA shall not be obligated to pay the Company any advertising costs or fees or any payments related to promotional visibility or premium cost reimbursement or any up-front payments whatsoever, it being understood and agreed to by the Parties that the Company will bear all marketing costs incurred by the Company (including, without limitation, premium costs related to ticket subsidies and rebates) in connection with the generation of Credit Card applications from Company Customers under this Agreement. Notwithstanding the foregoing, FUSA may, if FUSA chooses, in FUSA's sole discretion, reimburse the Company for any or all costs related to the Company's Program testing and management or to support marketing efforts proposed by the Company.

      Section 5.6 Fee Adjustments. (a) Upon written notice from FUSA to the Company given at any time after the one-year anniversary of the Effective Date, the Parties shall attempt to renegotiate, in good faith, (i) any or all of the Fees set forth in Schedule B and (ii) the terms of this Article V.

      (b) In addition, it is the Parties' intent that (i) the five-year average Return on Average Outstandings, as measured based on the Pro Forma Vintage Profit and Loss Statement for the Company Program (the "ROO"), be greater than or equal to 3%, as measured by FUSA on a consistent basis with the methodology used on other similar accounts, and (ii) the NPV/CPA Ratio be greater than or equal to the NPV/CPA Ratio of alternative competitive investment opportunities for FUSA, as measured by FUSA on a consistent basis with the methodology used on other similar accounts ("Competitive Opportunities"). Calculation of the ROO shall take into account all sources of revenue, including late-fee income, fee-based services and association income, as well as any traditional avoided costs, including lower chargeoffs. In the event that, upon the one-year anniversary of the Effective Date, (x) the ROO, as measured by FUSA on a consistent basis with the methodology used on other similar accounts, falls below this 3% minimum or (y) the NPV/CPA Ratio, as measured by FUSA on a consistent basis with the methodology used on other similar accounts, falls below the NPV/CPA Ratio of Competitive Opportunities, the Company and FUSA shall negotiate promptly in an effort to reach agreement on the modification of one or more terms of future compensation in an effort to return the ROO and the NPV/CPA Ratio to acceptable levels. If, on the other hand, the ROO, as measured by FUSA, is in excess of 3%, FUSA shall increase, in good faith, the compensation metrics to the Company by an amount corresponding to such excess, such that the Company and FUSA share equally in such excess.

      (c) Any Fee adjustment made pursuant to this Agreement, including pursuant to this Section 5.6 or Exhibit B hereto, shall be made on a prospective basis only.

      (d) In the event the Parties are unable to negotiate in good faith any Fee adjustment provided for herein within 30 days of a written request by FUSA for such adjustment, FUSA shall have the right, in FUSA's sole discretion, to terminate this Agreement in accordance with Section 10.6.

                                 ARTICLE VI
                              OWNERSHIP RIGHTS

      Section 6.1 Account Ownership. The Company shall not possess or claim any ownership interest in Credit Cards issued or accounts established pursuant to this Agreement and all rights related thereto (collectively, the "Accounts") or in any FUSA Customer Financial Information. Without limiting the foregoing, any and all outstanding balances with respect to the Accounts, including, without limitation, all amounts owing for the payments of goods and services, periodic finance charges, late and other charges and all documents and records developed and retained by FUSA in connection therewith, including, without limitation, all FUSA Customer Financial Information, shall be the sole property of FUSA or its assigns, and the Company shall have no rights or interests therein. Notwithstanding the foregoing, and subject to the provisions of Sections 7.3 and 14.1, (a) the Company shall retain the right to offer to any Company Customer whose Account application has been rejected by FUSA, Credit Cards issued by other issuers, including issuers specializing in high-risk issuance; and (b) the Company shall have the right to offer to any Company Customer that has chosen not to apply for a FUSA MasterCard or Visa Credit Card after the Company's first two clearly presented and discrete offers of such FUSA MasterCard or Visa Credit Card to such Company Customer during such Company Customer's visit(s) to a Company Site, no more than four other credit or charge cards not offered by FUSA, including such cards issued by American Express or Discover ("Other Credit Cards") upon such Company Customer's subsequent visit(s) to any Company Site(s), up to a maximum of two offers of each of the four such Other Credit Cards; provided that the Company shall not offer any Other Credit Card in a manner that features such Other Credit Card more prominently located or displayed than, or in a position superior to, the Company's offer of any FUSA Credit Card; and provided further that in no event shall the Company have the right to offer to any Company Customer (other than a Company Customer described in Section 6.1(a) or pursuant to Section 7.3(c)), at any time during the Initial Term or any Renewal Term of this Agreement, any Visa or MasterCard credit or charge card product that is not provided by FUSA; and provided further that if a Company Customer that is offered any Other Credit Card by the Company pursuant to Section 6.1(b) chooses not to apply for any such Other Credit Card upon the Company's first two offers of each of the four Other Credit Card(s) to such Company Customer, the Company shall be required to comply again with the procedures for offering FUSA MasterCard and Visa Credit Cards set forth in Section 6.1(b) above. It is the intention of the parties that the Company will not offer Other Credit Cards to Account holders and will not use FUSA Customer Financial Information or a list of Account holders provided to the Company for the purpose of marketing Other Credit Cards. The Company will use commercially reasonable efforts to design and implement systems technology that will enable the Company to exclude Account holders from promotions for Other Credit Cards and to prevent the use of FUSA Customer Financial Information or a list of Account holders in the promotion of Other Credit Cards.

      Section 6.2 Customer Lists and Data. FUSA and its affiliates may maintain separately all information that is submitted or obtained as a result of an Account relationship or an application for an Account relationship with a Company Customer (collectively, "Customer Data"). "Customer Data" includes, without limitation, information provided to FUSA or any of its agents by a Company Customer for storage and subsequent use by a Company Customer on the Internet, including a Company Customer's identity, address, credit card number(s), personal information, purchasing preferences or history and similar information and all FUSA Customer Financial Information. Customer Data obtained by FUSA pursuant to this Program shall be owned solely by FUSA and shall become a part of FUSA's own records and files.

                                ARTICLE VII
                        ADDITIONAL PRODUCT MARKETING

     In addition to the Parties' obligations under the Program and the market test programs described in Section 3.3, the Parties may offer or support additional products and marketing efforts, including those set forth in this Article VII, as part of the Program or as stand-alone activities, subject to separate agreements:

      Section 7.1 Co-branding. The Parties acknowledge that the Company does not currently have, nor does the Company have any plans to create, a co-branded credit or charge card. If the Company determines, in its sole discretion, to offer such a co-branded credit or charge card during the Initial Term or any Renewal Term of this Agreement, FUSA shall have the exclusive right to provide such co-branded credit or charge card; provided that if FUSA determines, in its sole discretion, not to provide such co-branded credit or charge card, the Company shall be permitted to seek a co-branded credit or charge card from another provider, subject to a right of first refusal by FUSA. If, during the Initial Term or any Renewal Term, the Company and FUSA determine to offer a co-branded credit or charge card to Company Customers as provided for herein, this Agreement shall be amended accordingly.

      Section 7.2 No-Fee Products. The Company understands and acknowledges that FUSA may choose to offer to Company Customers a wide range of market-competitive, no-fee consumer products that will enable FUSA to achieve the highest possible Account approval rates. The Company agrees further that any such no-fee product that is not market-competitive may be market-tested to Company Customers subject to the Company's prior approval of such market testing, which approval shall not be unreasonably withheld; provided, however, that neither (a) any application for any such no-fee product that is not market-competitive nor (b) FUSA's approval of any such application, shall be included in the calculation of the 50% approval rate that FUSA is required to achieve pursuant to Paragraph 3 of Schedule B hereto. In addition, unless otherwise agreed to by the Parties, FUSA shall not offer any product to Company Customers that includes a fee for balance transfers.

      Section 7.3 Additional Programs and Marketing. (a) The parties intend to seek mutually acceptable ways to expand their business relationship to include additional relevant products and service categories. Without limiting the generality of the foregoing, the Company shall work in good faith with FUSA and its affiliates to enable FUSA and/or such affiliates
(i) to participate in all financial service products offered by the Company or through the Company Services, including, without limitation, automobile loans, home equity loans, home mortgages and mortgage refinancings and other loan products and (ii) to make the FUSA Wallet available to Company Customers. In addition, in the event the Company decides to introduce any current, new or unaddressed product, service, property or entity relating to credit products, banking products or related services (the "New Product(s)"), by itself or through another entity, the Company shall give FUSA prompt notice of the same, and the Parties shall negotiate in good faith an agreement whereby FUSA shall have the right to provide some or all of the New Products as a preferred provider through or on behalf of the Company. Notwithstanding the foregoing, nothing contained in this Section 7.3(a) shall be deemed to give FUSA preferred status in any such programs, and FUSA's participation in such programs shall be subject to the execution of a separate agreement with respect to each such program. FUSA acknowledges that the Company operates a promotion with a third party pursuant to which the Company makes available to users of the Company Services certain mortgage loan, home equity loan and home equity line of credit products (which products do not include Credit Cards) and that nothing in this Agreement shall preclude the Company from continuing to fulfill its obligations under that promotion.

      (b) Without limiting the generality of the foregoing, if and when FUSA develops a corporate credit card product, the Company shall use commercially reasonable efforts to identify corporate Company Customers and shall target corporate credit card offers to such corporate Company Customers.

      (c) Without limiting the generality of the foregoing, in the event that the Company decides to offer to Company Customers a "name-your-price" balance transfer or debt consolidation product, FUSA and the Company shall negotiate in good faith to include FUSA as a preferred provider with respect thereto.

      (d) The Parties understand and acknowledge that, as of the date of this Agreement, the Company does not permit advertising on any Company Site(s), except that, as an adaptive marketing sponsor, FUSA shall be identified clearly by name on the Company Site(s), including by means of a FUSA logo. If, at any time during the Initial Term or any Renewal Term of this Agreement, the Company determines to permit advertising on any Company Site or through any Company Phone Services, or any such advertising otherwise is permitted on any Company Site or through any Company Phone Services, FUSA shall have a right of first offer to be the exclusive credit card issuer to advertise on such Company Site or through such Company Phone Services, and the Company shall, on an on-going basis, provide FUSA with advertising space on such Company Site(s) and through such Company Phone Services in accordance with terms to be mutually agreed to by the Parties at such time; provided, however, that if FUSA determines not to advertise on such Company Site or through such Company Phone Services or the Parties are unable to agree in good faith on acceptable terms pursuant to which FUSA shall advertise on such Company Site or through such Company Phone Services, the Company shall be permitted to offer advertising space to Other Credit Card issuers, subject to FUSA's right of first refusal.

      (e) The Parties understand and acknowledge that participation in each such product offering or marketing effort described or referred to in this
Section 7.3 shall be implemented under separate agreement and shall not be part of the Program.

                                ARTICLE VIII
                   COMPANY REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to FUSA as of the date of this Agreement as follows:

      Section 8.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, is duly qualified and in good standing as a foreign corporation in every state in which the character of its business requires such qualification (except where the failure to obtain such foreign qualification would not have a material adverse effect on the Company's business) and has the power to own its property and carry on its business as now conducted.

      Section 8.2 Due Authorization. The execution and delivery by the Company of this Agreement, the performance by the Company of the transactions contemplated hereby and compliance by the Company with the terms of this Agreement, (a) are within the Company's power and authority and (b) have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms.

      Section 8.3 Consents. Neither the execution and delivery of this Agreement by the Company nor the performance by the Company of its obligations hereunder requires any consent, authorization, approval, notice to or other action by or in respect of, or filing with, any third party or any governmental body or agency.

      Section 8.4 No Conflicts. Neither the execution, delivery and performance by the Company of this Agreement nor compliance by the Company with the terms of this Agreement shall contravene, violate or conflict with, or constitute a default or breach under, any provision of any law, statute, rule or regulation to which the Company or any of its properties is subject, or under any governing documents, charter or bylaw or any agreement, judgment, injunction, order, decree or other instrument binding on the Company.

      Section 8.5 Intellectual Property Rights. The Company owns, or has the right to use under valid and enforceable agreements, the Company Marks and all other intellectual property necessary to conduct the Company's business, and, except as set forth on Schedule D hereto, the Company is not currently aware of any material claims, and is not currently involved in any material litigation, challenging the Company's ownership of, or claiming infringement with respect to, the Company Marks or any other intellectual property necessary to conduct the Company's business.

      Section 8.6 Litigation. Except as set forth on Schedule D hereto, the Company is not aware of any claims, and is not currently involved in any litigation, challenging the Company's access to the WorldWide Web or the Internet.

                                 ARTICLE IX
                    FUSA REPRESENTATIONS AND WARRANTIES

FUSA represents and warrants to the Company as of the date of this Agreement as follows:

      Section 9.1 Organization and Qualification. FUSA is a national banking association duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, is duly qualified and in good standing as a foreign corporation in every state in which the character of its business requires such qualification (except where the failure to obtain such qualification would not have a material adverse effect on FUSA's business) and has the power to own its property and carry on its business as now conducted.

      Section 9.2.Due Authorization. The execution, delivery and performance by FUSA of this Agreement and compliance by FUSA with the terms of this Agreement (a) are within FUSA's corporate power and authority and
(b) have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by FUSA and constitutes a valid and binding agreement of FUSA, enforceable in accordance with its terms.

      Section 9.3 Consents. Neither the execution and delivery of this Agreement by FUSA nor the performance by FUSA of its obligations hereunder require any consent, authorization, approval, notice to or other action by or in respect of, or filing with, any third party or governmental body or agency (other than informational filings required by MasterCard or Visa).

      Section 9.4 No Conflicts. Neither the execution and delivery of this Agreement by FUSA nor the performance by FUSA of its obligations hereunder shall contravene, violate or conflict with, or constitute a default or breach under, any provision of any law, statute, rule or regulation to which FUSA or any of its properties is subject or of the charter or by-laws of FUSA or of any agreement, judgment, injunction, order, decree or other instrument binding upon FUSA.

      Section 9.5 Intellectual Property Rights. FUSA owns, or has the right to use under valid and enforceable agreements, the FUSA Marks and all other intellectual property necessary to conduct FUSA's business, and FUSA is not currently aware of any material claims, and is not currently involved in any material litigation, challenging FUSA's ownership of, or claiming infringement with respect to, the FUSA Marks or any other intellectual property necessary to conduct FUSA's business.

                                 ARTICLE X
                            TERM AND TERMINATION

      Section 10.1 Term. The term of this Agreement shall commence as of the date of this Agreement and shall continue, subject to the provisions of this Article X, for five years therefrom (the "Initial Term"). Promptly upon the execution of this Agreement, the Parties shall work together and shall use their commercially reasonable efforts to enable the Effective
Date to commence immediately upon the termination of the Company's promotion with Capital One Bank, which promotion the Company acknowledges is the only preferred status arrangement that the Company has with any Other Credit Card issuer as of the date of this Agreement. Subject to the provisions of this Article X, upon the expiration of the Initial Term, this Agreement shall be automatically renewed for successive renewal terms of two years each (the "Renewal Terms"), unless, at least 180 days prior to the expiration of the Initial Term or the then current Renewal Term, either Party shall have notified the other in writing of its decision not to renew this Agreement.

      Section 10.2 Termination for Breach. If there is a material breach by either Party of this Agreement, and such breach shall continue uncured for a period of 30 days after receipt by the breaching Party of written notice thereof from the non-breaching Party (setting forth in detail the nature of such breach), then this Agreement shall terminate at the option of the non-breaching Party as of the 31st day following the receipt of such written notice. If, however, the breach cannot be remedied within such 30-day period, such time period shall be extended for an additional period of not more than 30 days, so long as the breaching Party has notified the non-breaching Party in writing and in detail of its plans to initiate substantive steps to cure the breach and diligently thereafter pursues the same to completion within such additional 30-day period. Notwithstanding the foregoing, in the event any representation or warranty set forth in this Agreement is breached, the non-breaching Party shall have the right to terminate this Agreement immediately upon written notice to the breaching Party.

      Section 10.3 Termination for Bankruptcy. This Agreement shall be deemed immediately terminated, without the requirement of further action or notice by either Party, in the event that either Party, or a direct or indirect holding company of either Party, shall become subject to voluntary or involuntary bankruptcy, insolvency, receivership, conservatorship or similar proceedings (including, without limitation, the takeover of such Party by the applicable regulatory agency) pursuant to applicable state or Federal law.

      Section 10.4 Change in Law. In the event that any change in any federal, state or local law, statute, operating rule or regulation or any change in any operating rule or regulation of either MasterCard or Visa, makes the continued performance of this Agreement under the then current terms and conditions commercially unreasonable, then FUSA shall have the right to terminate this Agreement upon 90-days' prior written notice to the Company. Such written notice shall include a detailed explanation and evidence of the burden imposed as a result of such change.

      Section 10.5 Sale or Business Combination. (a)(i) In the event that the Company enters into any merger, acquisition, transfer of control or sale of substantially all of its assets to, or any similar transaction with, any competitor of FUSA or any entity that owns a competitor of FUSA, then FUSA shall have the right to terminate this Agreement immediately upon written notice to the Company. (ii) In the event that the Company enters into any merger, acquisition, transfer of control or sale of substantially all of its assets to, or any similar transaction with, any entity that, due to its products, services or reputation, creates a demonstrable and material conflict of interest for FUSA, then FUSA shall have the right to terminate this Agreement upon 90-days' prior written notice to the Company.

      (b)(i) In the event that FUSA enters into any merger, acquisition, transfer of control or sale of substantially all of its assets to, or any similar transaction with, any competitor of the Company or any entity that owns a competitor of the Company, then the Company shall have the right to terminate this Agreement immediately upon written notice to FUSA. (ii) In the event that FUSA enters into any merger, acquisition, transfer of control or sale of substantially all of its assets to, or any similar transaction with, any entity that, due to its products, services or reputation, creates a demonstrable and material conflict of interest for the Company, then the Company shall have the right to terminate this Agreement upon 90-days' prior written notice to FUSA.

      Section 10.6 Failure to Renegotiate Fees. In the event that the Parties are unable to renegotiate in good faith the Fees to be paid by FUSA to the Company, as provided for in Section 5.6, and Paragraph 2 of Schedule B, within the time period specified in such Section or Paragraph, FUSA shall have the right, in FUSA's sole discretion, after the expiration of such time period, to terminate this Agreement upon 60-days' prior written notice to the Company. During any Fee renegotiation provided for in this Agreement, the Fees to be paid the Company shall remain unchanged until the earlier to occur of (a) the Parties' agreement to adjust any of such Fees and (b) the date of the termination of this Agreement.

      Section 10.7 Procedures Upon Termination. Upon the expiration or earlier termination of this Agreement for any reason whatsoever, (a) the Company and FUSA shall work together to ensure an orderly termination of the Program; (b) the Company and FUSA shall each promptly return to the other all materials, if any, that have been supplied by each to the other; and (c) all Accounts that have been opened pursuant to the terms hereof, together with all Accounts for which applications have been received but not yet processed by FUSA as of the effective date of such expiration or termination, shall remain the sole and exclusive property of FUSA. Except for those provisions which by their terms shall survive the expiration or termination of this Agreement, all obligations of FUSA to the Company shall cease after the effective date of such expiration or termination.

                                 ARTICLE XI
                              INDEMNIFICATION

      Section 11.1 Company Indemnification. The Company shall indemnify, defend and hold FUSA and its affiliates, and their successors and assigns, harmless from and against all claims (including, without limitation, third-party claims), actions, suits or other proceedings, and any and all losses, judgments, damages, expenses or other costs (including, without limitation, reasonable attorneys' fees and disbursements), arising from or in any way relating to (a) any actual or alleged breach or inaccuracy of any representation or warranty of the Company contained in this Agreement,
(b) any actual or alleged infringement of any trademark, copyright, trade name or other proprietary ownership interest resulting from the use by FUSA of the Company Marks as contemplated by this Agreement, (c) any third-party action, suit or other proceeding to which FUSA is made a party alleging infringement by the Company of any proprietary ownership right in connection with the Company's business (other than as provided for in Section 11.2(b)), (d) any matter set forth on Schedule D hereto and (e) any negligent or grossly negligent act or omission or willful misconduct of the Company or its directors, officers, employees, agents or assigns in connection with the entry into or performance of this Agreement.

      Section 11.2 FUSA Indemnification. FUSA shall indemnify, defend and hold the Company, its affiliates and their successors and assigns, harmless from and against all claims (including, without limitation, third-party claims), actions, suits or other proceedings, and any and all losses, judgments, damages, expenses or other costs (including reasonable attorneys' fees and disbursements), arising from or in any way relating to
(a) any actual or alleged breach or inaccuracy of any representation or warranty of FUSA contained in this Agreement, (b) any actual or alleged infringement of any trademark, copyright, trade name or other proprietary ownership interest resulting from the use by the Company of the FUSA Marks as contemplated by this Agreement, (c) any act or omission of FUSA in connection with the issuance of Credit Card(s) or the administration of Accounts which constitutes a violation of state or Federal banking or consumer credit laws or regulations, (d) any third-party action, suit or other proceeding to which the Company is made a party alleging infringement by FUSA of any proprietary ownership right in connection with the FUSA's business (other than as provided for in Section 11.1(b)) and (e) any negligent or grossly negligent act or omission or willful misconduct of FUSA or its directors, officers, employees, agents or assigns in connection with the entry into or performance of this Agreement.

      Section 11.3 Indemnification Procedures. If a Party (the "Indemnified Party") seeks indemnification under this Article XI, (a) the Indemnified Party shall notify in writing the indemnifying party (the "Indemnifying Party") within 30 days after learning of the occurrence of any event that is asserted to be an indemnifiable event pursuant to this Agreement (a "Claim Notice"). If such event involves the claim of any third party and the Indemnifying Party confirms in writing its responsibility for such liability, if established, the Indemnifying Party shall be entitled to participate in and, to the extent it desires, assume control over (in which case the Indemnifying Party shall assume all expense with respect to) the defense, settlement, adjustment or compromise of such claim.

      (b) The Indemnified Party shall have the right to employ separate counsel in any action or claim and to participate in the defense thereof at the expense of the Indemnifying Party (i) if the retention of such counsel has been specifically authorized by the Indemnifying Party or (ii) if such counsel is retained because the Indemnifying Party does not notify the Indemnified Party within 20 days after receipt of a Claim Notice that it elects to undertake the defense thereof. The Indemnified Party shall have the right to employ counsel at the Indemnified Party's own expense and to participate in such action or claim, including settlement or trial, so long as such participation does not substantially interfere with the Indemnifying Party's defense of such claim or action.

      (c) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement, adjustment or compromise of such claim or ceasing to defend against such claim, if, pursuant to or as a result of such settlement, adjustment, compromise or cessation, (i) injunctive or other relief would be imposed against the Indemnified Party or (ii) such settlement, adjustment, compromise or cessation does not include a complete and unconditional release of the Indemnified Party with respect to such claim.

      (d) If the Indemnifying Party does not assume control over the defense of such claim as provided in Section 11.3(a), the Indemnified Party shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party, and with the consent of the Indemnifying Party, to settle, adjust or compromise such claim. The Indemnified Party may settle, adjust or compromise any such claim without the consent of the Indemnifying Party if the Indemnified Party waives indemnification for such claim.

      (e) The Indemnifying Party shall remit payment for the amount of a valid and substantiated claim for indemnification hereunder promptly upon receipt of written notice therefor from the Indemnified Party. Upon the payment in full of any claim hereunder, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any person with respect to the subject matter of such claim.

      (f) In the event that the Indemnifying Party reimburses the Indemnified Party for any third-party claim, the Indemnified Party shall remit to the Indemnifying Party any reimbursement that the Indemnified Party subsequently receives for such third-party claim.

                                ARTICLE XII
                              CONFIDENTIALITY

       Section 12.1 Protection. (a) The Parties acknowledge and agree that the terms of this Agreement and all information provided or disclosed to or in connection with either Party's performance under this Agreement or to which a Party gains access in connection with this Agreement shall be deemed confidential and proprietary information ("Confidential Information") and shall not be disclosed by a Party receiving any such Confidential Information (the "Receiving Party") to any third party without the prior written consent of the Party providing or disclosing the Confidential Information (the "Disclosing Party"). Confidential Information shall include, without limitation: (i) names, addresses and demographic, behavioral and credit information relating to FUSA cardmembers or potential FUSA cardmembers; (ii) cardmember communication materials and issuance strategies or methods; (iii) business objectives, assets and properties; and (iv) programming techniques and technical, developmental, cost and processing information.

      (b) For the term of this Agreement and for a period of two years thereafter, the Receiving Party shall: (i) receive all Confidential Information in confidence; (ii) use reasonable efforts to maintain the confidentiality of such Confidential Information and not disclose such Confidential Information to any third party (except for the Receiving Party's employees, representatives, authorized agents and contractors or subcontractors who have a need to know, are under a duty of non-disclosure and are acting for the sole benefit of the Receiving Party), which efforts shall accord such Confidential Information at least the same level of protection against unauthorized use and disclosure that the receiving party customarily accords its own information of a similar nature; (iii) use or permit the use of such Confidential Information solely in accordance with the terms of this Agreement; and (iv) promptly notify the Disclosing Party in writing of any loss or unauthorized use, disclosure of or access to the Disclosing Party's Confidential Information of which the Receiving Party becomes aware and take all steps reasonably requested by the Disclosing Party to limit, stop or otherwise remedy such misappropriation, disclosure or unauthorized use. Each party shall abide by and reproduce and include any restrictive legends or confidential rights notices (although such restrictive legends or confidential rights notices are not required for Confidential Information to be afforded the protection provided for under this Section) that appear in or on any Confidential Information of the other Party which it is authorized to reproduce. Neither party shall remove, alter, cover or distort any confidential rights notices, legends, symbols or labels appearing in any Confidential Information of the other Party. For purposes of this Agreement, a "need to know" means that the employee, representative, authorized agent, contractor or subcontractor requires the Confidential Information to perform his or her responsibilities in connection with the Program.

      Section 12.2 Exclusions. The restrictions on disclosure set forth in this Article XII shall not apply when, and to the extent that, the Confidential Information: (a) is or becomes generally available to the public through no fault of the Receiving Party (or any person or entity acting on its behalf); (b) was previously rightfully known to the Receiving Party free of any obligation to keep it confidential; (c) is subsequently disclosed to the Receiving Party by a third party who may rightfully transfer and disclose such information without restriction and free of any obligation to keep it confidential; (d) is independently developed by the Receiving Party or a third party without reference to the Disclosing Party's Confidential Information; or (e) is required to be disclosed by the Receiving Party as a matter of law or by valid court or governmental agency order or request; provided that the Receiving Party shall use all reasonable efforts to provide the Disclosing Party with at least 10-days' prior written notice of such disclosure and the Receiving Party shall only disclose that portion of the Confidential Information that is legally required to be furnished pursuant to the opinion of legal counsel of the Receiving Party, it being understood and acknowledged by FUSA that the Company has disclosed, and shall continue to be permitted to disclose, the existence of this Agreement in its filings with the Securities and Exchange Commission (and will file this Agreement as an exhibit to such filings), without requiring the Company to provide an opinion of legal counsel with respect to any disclosures made pursuant to such filings.

      Section 12.3 Equitable Relief. Each Party agrees that any unauthorized use or disclosure of Confidential Information may cause immediate and irreparable harm to the Disclosing Party for which money damages may not constitute an adequate remedy. In that event, each Party agrees that injunctive relief may be warranted in addition to any other remedies the Disclosing Party may have.

      Section 12.4 Disposition of Confidential Information. Upon either Party's demand, or upon the termination or expiration of this Agreement, the Parties shall comply with each other's reasonable instructions regarding the disposition of Confidential Information, which instructions may include the prompt return or destruction of any and all Confidential Information, without the retention of any copies or reproductions thereto. Upon the request of either Party, such compliance shall be certified in writing to the other Party, including a statement that no copies of Confidential Information have been kept.

      Section 12.5 Use of Name. Except as necessary for its performance under this Agreement or as required by law, neither party shall use the name of the other party, its affiliates or subsidiaries in connection with any representation, publication or advertisement, or make any public statement relating to the other party, its affiliates or subsidiaries, without the prior full disclosure of same to the other party and the prior written consent of the other party.

      Section 12.6 Survival of Obligations. The obligations set forth in this Article XI shall survive the termination of this Agreement for a period of two years.

                                ARTICLE XIII
                             DISPUTE RESOLUTION

      Any dispute, controversy, claim or disagreement between the Parties arising from, relating to or in connection with this Agreement, any agreement, certificate or other document referred to herein or delivered in connection herewith or the relationships of the parties hereunder or thereunder, including questions regarding the interpretation, meaning or performance of this Agreement, and including claims based on contract, tort, common law, equity, statute, regulation, order or otherwise (a "Dispute") shall be resolved in accordance with Schedule C.

                                ARTICLE XIV
                               MISCELLANEOUS

      Section 14.1 Rights of First Offer and First Refusal. Except as otherwise expressly provided herein, during the Initial Term and any Renewal Term of this Agreement, FUSA shall have the right of first offer and the right of first refusal with respect to the performance and provision of the credit card services contemplated by this Agreement, including, without limitation, the right of first offer and the right of first refusal with respect to the offering, review and processing of all Credit Card applications generated by the Company through any marketing program, including, without limitation, through any Company Phone Services.

      Section 14.2 Records. (a) During the Initial Term and any Renewal Term of this Agreement, FUSA shall maintain accurate records with respect to all Accounts established pursuant to this Agreement and copies of all documents and other material related to FUSA's obligations to the Company under this Agreement. Within 10 days of the Company's written request to FUSA, the Company, by its duly authorized agents and representatives, shall have the right to inspect such records, documents and material from time to time during ordinary business hours and to make copies of such records, documents and other materials, subject to (i) such security procedures as FUSA may reasonably impose and (ii) such limitations as may be required under applicable rules, regulations or statutes governing the conduct of FUSA's business; provided, however, that FUSA shall have no obligation to disclose to the Company, and the Company shall not have any right to inspect or copy, or any other right of access to, any FUSA Customer Financial Information or any records, documents or other material subject to FUSA's corporate privacy policy, except with respect to any disclosure required by any regulatory agency with jurisdiction over the Company.

      (b) During the Initial Term and any Renewal Term of this Agreement, the Company shall keep full and accurate books of account and copies of all documents and other material related to the Company's obligations to FUSA under this Agreement at the Company's principal office. Within 10 days of FUSA's written request to the Company, FUSA, by its duly authorized agents and representatives, shall have the right to audit such books, documents and other material from time to time and shall have access thereto during ordinary business hours, and shall be at liberty to make copies of such books, documents and other material, subject to (i) such security procedures as the Company may reasonably impose and (ii) such limitations as may be required under applicable rules, regulations or statutes governing the conduct of the Company's business; provided, however, that the Company shall have no obligation to disclose to FUSA, and FUSA shall not have the right to audit, or any other right of access thereto any information, records, documents or other material subject to the Company's corporate privacy policy, except with respect to any disclosure required by any regulatory agency with jurisdiction over FUSA.

      Section 14.3 Non-Competition. Except as otherwise expressly provided in this Agreement, with respect to all Accounts established pursuant to this Agreement, the Company agrees that neither the Company nor any entity that the Company controls shall by itself or in conjunction with others, directly or indirectly, during the Initial Term or any Renewal Term of this Agreement, and for a period of one year following the expiration or earlier termination of this Agreement, for any reason specifically target any offer of a credit or charge card or credit or charge card related product to any cardmember possessing an Account, which offer the Company does not also simultaneously make to all Company Customers.

     Section 14.4 Personnel. Each Party shall provide appropriately trained and experienced dedicated personnel to support the success of the Program and perform its obligations under this Agreement in a commercially reasonable manner, and FUSA further shall provide personnel support, the nature and level of which shall be at FUSA's sole discretion. Nothing in this Agreement shall be construed to create an employment relationship between either of the Parties and employees of the other Party, and each Party shall comply with all laws, statutes, rules, regulations, administrative orders and applicable judicial decisions relating to insurance, hours at labor, wages, working conditions and other employer-employee related subjects.

      Section 14.5 Notices. Unless otherwise specifically provided in this Agreement, every notice or other communications required or permitted under this Agreement shall be valid only if in writing and shall be delivered either by personal delivery; by facsimile, telegram, mailgram or telecopy; by nationally recognized overnight courier service; or by certified or registered mail, return receipt requested, addressed as follows:

            If to FUSA, to:

                  FIRST USA BANK, N.A.
                  Three Christina Centre
                  201 North Walnut Street
                  Wilmington, DE  19801
                  Attention:  Kurt Campisano

                  Senior Vice President
                  Fax. No. (302) 282-2014

                  with a copy to:
                  General Counsel
                  Fax No. (302) 884-8361

            If to the Company, to:

                  PRICELINE.COM INCORPORATED
                  Five High Ridge Park
                  Stamford, CT  06905
                  Attention:  Jim Accomando
                              Senior Vice President
                  Fax No. (203) 595-0160

                  with a copy to:
                  General Counsel
                  Fax No. (203) 595-8345



or to such other person or address as either Party shall have previously designated to the other by written notice given in the manner set forth above. With respect to any notice that requires a response in 10 or fewer business days, such notice shall be sent by hand delivery, facsimile, overnight courier or telecopy only. Notices shall be deemed given (a) one day after sent if sent by facsimile, telegram, mailgram, telecopy or by overnight courier; (b) upon printed confirmation of delivery to the correct facsimile number if sent by facsimile; (c) when delivered and receipted for if hand delivered; or (d) when receipted for (or upon the date of attempted delivery when delivery is refused) if sent by certified or registered mail, return receipt requested.

      Section 14.6 Entire Agreement; Amendment. This Agreement, including the Exhibits and Schedules hereto, constitutes the entire understanding between the Parties with respect to the subject matter hereof and supersedes all prior written and oral proposals, understandings, agreements and representations, all of which are merged herein. No amendment to or modification of this Agreement shall be effective unless in writing and executed by both Parties.

      Section 14.7 Non-Waiver of Default. The failure of either Party to insist, in any one or more instances, on the performance of any term or condition of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term or condition, and the obligations of the non-performing Party with respect thereto shall continue in full force and effect.

      Section 14.8 Relationship. Nothing in this Agreement is intended to or shall be construed to constitute or establish an agency, joint venture, partnership or fiduciary relationship between the Parties, and neither
Party shall have the right or authority to act for or on behalf of the other Party.

      Section 14.9 Severability. In the event that any term, provision or restriction of this Agreement, or any Exhibit or Schedule hereto, shall, for any reason, be deemed to be invalid, void or unenforceable, the remaining provisions, terms and restrictions of this Agreement and such Exhibits and Schedules shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      Section 14.1 Governing Law. This Agreement shall be governed by, interpreted under and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to any conflicts of law principles thereof.

      Section 14.1 Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement, and all of its rights and obligations hereunder, to a parent, subsidiary or affiliate of such Party without the prior written consent of the other Party.

      Section 14.1 Further Assurances. Each Party agrees to take, or cause to be taken, all such further or other actions as may be reasonably necessary to make effective, consummate or perform the undertakings and obligations contemplated by this Agreement.

      Section 14.1 Headings. The headings used in this Agreement are for convenience only and are not be construed to have any legal significance.

      Section 14.1 Public Statements. Except as may be required by law, regulation or any governmental authority or as otherwise expressly permitted pursuant to Section 12.2, neither the Company nor any of its affiliates or their representatives shall issue a press release or make any public statement, announcement or disclosure to any third party regarding the existence of this Agreement, the terms hereof or the transactions contemplated hereby without the prior written consent of FUSA.


                          [Execution page follows]




      IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.


                                    PRICELINE.COM INCORPORATED


                                    By:  /s/ Jay S. Walker
                                       --------------------------------
                                       Name:  Jay S. Walker
                                       Title: Vice Chairman


                                    FIRST USA BANK, N.A.


                                    By: /s/ Kurt M. Campisano
                                       -------------------------------
                                       Name:  Kurt M. C ampisano
                                       Title: Senior Vice President




                                                                 SCHEDULE A


                                DEFINITIONS

      "AAA" shall mean the American Arbitration Association.

      "AAA Rules" shall have the meaning set forth in Paragraph 4(b) of Schedule C.

      "Account Origination Fee" shall have the meaning set forth in Paragraph 1 of Schedule B.

      "Account Reactivation Fee" shall have the meaning set forth in Paragraph 10 of Schedule B.

      "Accounts" shall have the meaning set forth in Section 6.1.

      "Acquisition Balance Transfer Commission" shall have the meaning set forth in Paragraph 7 of Schedule B.

      "Acquisition Bonus Payment" shall have the meaning set forth in Paragraph 4 of Schedule B.

      "Agreement" shall mean this Interactive Marketing Agreement, dated as of the day and year first above written, by and between the Company and FUSA, as the same may be amended from time to time.

      "Application Volume" shall have the meaning set forth in Paragraph 3 of Schedule B.

      "Arbitrators" shall have the meaning set forth in Paragraph 4(c) of Schedule C.

      "Balance Transferring Account" shall have the meaning set forth in Paragraph 4 of Schedule B.

      "Basic Qualifications" shall have the meaning set forth in Paragraph 4(c) of Schedule C.

      "Claim Notice" shall have the meaning set forth in Section 11.3.

      "Company" shall mean priceline.com Incorporated, a Delaware corporation.

      "Company Customers" shall have the meaning set forth in the Recitals.

      "Company Direct Promotions" shall have the meaning set forth in
Section 3.1.

      "Company Marks" shall have the meaning set forth in Section 3.4.

      "Company Phone Services" shall have the meaning set forth in the Recitals.

      "Company Services" shall have the meaning set forth in the Recitals.

      "Company Site(s)" shall have the meaning set forth in the Recitals.

      "Company-Sourced Account" shall have the meaning set forth in Paragraph 1 of Schedule B.

      "Company-Sourced Account Portfolio" shall have the meaning set forth in Paragraph 2 of Schedule B.

      "Competitive Opportunities" shall have the meaning set forth in
Section 5.6.

      "Confidential Information" shall have the meaning set forth in
Section 12.1.

      "CPA" shall mean the "cost per account", which, for the Company, is measured by dividing the total cost of acquiring a given tranche of Company-Sourced Accounts by the total number of Company Sourced Accounts in such tranche.

      "Credit Card(s)" shall have the meaning set forth in the Recitals.

      "Customer Data" shall have the meaning set forth in Section 6.2.

      "Disclosing Party" shall have the meaning set forth in Section 12.1.

      "Dispute" shall have the meaning set forth in Article XIII.

      "Effective Date" shall mean the date upon which a FUSA Credit Card is first offered by the Company to any Company Customer, which offer shall be made by the Company as soon as reasonably practicable following the execution of this Agreement.

      "Fees" shall have the meaning set forth in Section 5.1.

      "FUSA" shall mean First USA Bank, N.A., a national banking association.

      "FUSA Customer Financial Information" shall mean information submitted by a Company Customer or any other customer (each a "Customer") which FUSA has acquired from a third party (other than the Company) reflecting FUSA's or any of its affiliates transactions with a customer or which is otherwise generated or developed by FUSA, to the extent that such information relates to (a) such Customer's application for a FUSA Credit Card, (b) credit bureau data and other information or analysis used to determine whether such Customer will be issued a FUSA Credit Card, (c) the credit limit for any FUSA Credit Card issued to a Customer, (d) FUSA's internal credit scoring with respect to such Customer usage history (other than usage related to the Company's services), (e) such Customer's transaction and payment history, (f) FUSA's internal profitability analysis, (g) FUSA's pricing strategies, (h) FUSA's marketing and incentive strategies, (i) customer service and customer dispute information, (j) any other aspects of FUSA's credit card business or any other services provided by FUSA or any affiliate (whether under this Agreement or otherwise) and
(k) any other similar information with respect to Customers or FUSA's Credit Card business, including, without limitation, any information derived or generated from, or related to, any such Customer or FUSA information.

      "FUSA Marks" shall have the meaning set forth in Section 4.3.

      "FUSA Wallet" shall mean an electronic wallet to be branded by FUSA or its wallet partners, as FUSA may determine from time to time.

      "Incident Rate" shall have the meaning set forth in Paragraph 4 of Schedule B.

      "Indemnified Party" shall have the meaning set forth in Section 11.3.

      "Indemnifying Party" shall have the meaning set forth in Section 11.3.

      "Initial Term" shall have the meaning set forth in Section 10.1.

      "Level 1 Dispute Review" shall have the meaning set forth in Paragraph 1 of Schedule C.

      "Level 1 Dispute Termination Date" shave have the meaning set forth in Paragraph 2 of Schedule C.

      "Level 2 Dispute Review" shall have the meaning set forth in Paragraph 2 of Schedule C.

      "Level 2 Dispute Termination Date" shall have the meaning set forth in Paragraph 3 of Schedule C.

      "Messages/Inserts" shall have the meaning set forth in Section
4.4.

      "Minimum Fee" shall have the meaning set forth in Paragraph 3 of Schedule B.

      "New Product(s)" shall have the meaning set forth in Section 7.3.

      "Nominal Account" shall have the meaning set forth in Paragraph 2 of Schedule B.

      "NPV" shall mean the Present Value of the Pro Forma Vintage Profit and Loss Statement, less the CPA, using FUSA's prevailing discount rate across FUSA's business.

      "NPV/CPA Ratio" shall mean the ratio obtained by dividing the NPV of a given tranche of Company-Sourced Accounts by the CPA of the same tranche of Company-Sourced Accounts.

      "Other Credit Cards" shall have the meaning set forth in Section
6.1.

      "Panel" shall have the meaning set forth in Paragraph 4(c) of Schedule C.

      "Party" shall mean each of FUSA and the Company and, taken together, the "Parties".

      "Portfolio Balance Transfer Commission" shall have the meaning set forth in Paragraph 8 of Schedule B.

      "Present Value" shall mean the calculation of the present value of the Pro Forma Vintage Profit and Loss Statement, using FUSA's prevailing discount rate across FUSA's business.

      "Pro Forma Vintage Profit and Loss Statement" shall mean the pro forma profit and loss statement of the Program with respect to a given tranche of similar-aged Accounts, as such statement is calculated and prepared by FUSA.

      "Program" shall have the meaning set forth in Article II.

      "Rate of Return Shortfall Remedial Period" shall have the meaning set forth in Paragraph 2 of Schedule B.

      "Reactivated Account" shall have the meaning set forth in Paragraph 10 of Schedule B.

      "Receiving Party" shall have the meaning set forth in Section 12.1.

      "Renewal Terms" shall have the meaning set forth in Section 10.1.

      "ROO" shall have the meaning set forth in shall Section 5.6.

      "Usage Fee" shall have the meaning set forth in Paragraph 6 of Schedule B.

      "Value-Added Payment" shall have the meaning set forth in Paragraph 5 of Schedule B.



                                                                 SCHEDULE B

                                    FEES

                  During the Initial Term and any Renewal Term of this Agreement, FUSA agrees to pay to the Company the following Fees, in accordance with the terms of the Agreement and this Schedule B:

      1. Account Origination Fees. Subject to Paragraphs 2 and 3 of this Schedule B, FUSA shall pay to the Company a $[**] fee (the "Account Origination Fee") for every FUSA Account opened for which (a) the application was generated by marketing programs conducted through the Company Services and (b) at least one statement with a balance due has been sent to the Company Customer for such Account (each, a "Company-Sourced Account"). Such payments shall be made in accordance with the provisions of
Section 5.3.

      2. Nominal Accounts. In the event that FUSA, from time to time at any time after the Effective Date, makes a good faith determination that Account Origination Fees payable to the Company with respect to any Company-Sourced Account (a) (i) initially statemented with a balance of less than $[**] or (ii) for which the Company Customer has paid in full the amount due on the initial statement and (b) that is not used again for a period of three months immediately following the cutoff date of the initial statement for such Company-Sourced Account (each such account described in subsection (a)(i) or (ii) and (b) hereof, a "Nominal Account"), are adversely affecting the profitability to FUSA of the portfolio of Company-Sourced Accounts (the "Company-Sourced Account Portfolio") such that the ROO, as measured by FUSA, falls below 3% or the NPV/CPA Ratio, as measured by FUSA, falls below the NPV/CPA Ratio of Competitive Opportunities, FUSA shall so notify the Company in writing. The Company shall have 30 days (the "Rate of Return Shortfall Remedial Period") from receipt of such notice to implement remedial program(s) in order to reduce the number of Nominal Accounts and to increase the ROO and the NPV/CPA Ratio. If, (i) after expiration of 60 days from the implementation of any such remedial program or (ii) after expiration of the Rate of Return Shortfall Remedial Period in the event that no such remedial program is implemented, the ROO has not increased to 3% or the NPV/CPA Ratio is not greater than or equal to the NPV/CPA Ratio of Competitive Opportunities, the Parties shall in good faith, and within 30 days thereafter, negotiate a reasonable modification to the Account Origination Fee or other modification to the Fees going forward such that the ROO and the NPV/CPA Ratio are at acceptable levels. If such Fee modification(s) is not mutually agreed to within such 30-day period, FUSA shall have the right, in FUSA's sole discretion, to terminate this Agreement in accordance with Section 10.6.

      3. Application Volume. (a) In the event that the Company generates at least [**] completed and valid Account applications, net of duplications, for no-fee, unsecured Credit Cards per calendar quarter for review by FUSA (the "Application Volume") but FUSA does not approve at least 50% of such applications, the total amount owed to the Company in Account Origination Fees under Paragraph 1 of this Schedule B for such calendar quarter shall be calculated to equal the amount that would have been payable to the Company if 50% of such applications had been approved by FUSA and had resulted in Company-Sourced Account (the "Minimum Fee"). In the event of such occurrence, FUSA agrees to use commercially reasonable efforts subsequently to increase its credit approval rates, including, without limitation, through more detailed review and scoring of Account applications.


-------------
[**] = Confidential treatment requested for redacted portion.

      (b) If the Company does not achieve the Application Volume for any calendar quarter, the Company shall not be entitled to the Minimum Fee provided for in Paragraph 3(a) of this Schedule B for the subsequent calendar quarter. If the Company fails to achieve the Application Volume for two or more consecutive calendar quarters or if the ROO falls below 3%, FUSA shall have the right to eliminate the 50% application approval threshold and related Minimum Fee provision set forth in Paragraph 3(a) of this Schedule B for all quarterly periods thereafter; provided, however, that FUSA's exercise of such right shall simultaneously relieve the Company of its preference and first refusal obligations to FUSA set forth in this Agreement.

      (c) Notwithstanding the foregoing, FUSA shall be solely responsible for all approval and other credit decisions relating to the applications sourced by the Company, and nothing set forth herein shall be deemed to require FUSA to make any approval or credit decision that is not consistent with FUSA's normal credit approval standards and safe and sound banking practices.

      4. Acquisition Bonus Payment. In addition to any other payment to which the Company is entitled under this Agreement, FUSA shall pay to the Company a $[**] bonus (the "Acquisition Bonus Payment") for every Company-Sourced Account as to which the Account obligor has transferred, from any source, an outstanding balance for payment due (a "Balance Transferring Account"); provided, however, that (a) the Company shall not be entitled to any such Acquisition Bonus Payment unless and until the percentage found by dividing (i) the total number of Balance Transferring Accounts over the previous 12 consecutive billing cycles by (ii) the total number of Company-Sourced Accounts over such previous 12 consecutive billing cycles (the "Incident Rate"), is greater than or equal to 40% and
(b) the Acquisition Bonus Payment shall only be paid with respect to the number of Balance Transferring Accounts that exceed such 40% Incident Rate.

      5. Value-Added Payment. In addition to any other payment the Company is entitled to under this Agreement, FUSA shall make to the Company a payment of $[**] (a "Value-Added Payment") for every approved Account application at the time such Account application is approved by FUSA. Such Value-Added Payment shall be paid to the Company in lieu of the Usage Fee otherwise payable (pursuant to Paragraph 6 of this Schedule B) for the first 12 billing cycles after any such Company-Sourced Account is opened; provided, however, that the Company shall be entitled to such Value-Added Payment only with respect to the first five-million Accounts opened during the term of this Agreement; and provided further that if, after Value-Added Payments have been made by FUSA for the first one-million Accounts, FUSA determines that such Value-Added Payments have resulted in a ROO of less than 3% or an NPV/CPA Ratio that is below the NPV/CPA Ratio of Competitive Opportunities, FUSA may pay to the Company, in lieu of such Value-Added Payment, a Usage Fee (calculated in accordance with Paragraph 6 of this Schedule B) with respect to the remaining four-million Accounts for which a Value-Added Payment would have been earned but for this proviso.


--------------
[**] = Confidential treatment requested for redacted portion.

      6. Usage Fee. In addition to any other payment the Company is entitled to under this Agreement, the Company shall be paid a fee (a "Usage Fee") for every Company-Sourced Account equal to, (a) if the net retail purchases for such period are equal to or less than $1,000 for such Account, 0.50% of the net retail purchases made and statemented every 12 billing cycles on each Company-Sourced Account or, (b) if the net retail purchases for such period on such Company-Sourced Account exceed $1,000, an amount equal to the sum of (i) $[**] plus (ii) [**]% of the net retail purchases made and statemented every 12 billing cycles for such Company-Sourced Account, to the extent such net retail purchases exceed $1,000 for such Account. FUSA shall pay Usage Fees to the Company quarterly and shall pay such fees within 15 days of the end of each calendar quarter with respect to such calendar quarter, in accordance with the terms of
Article V. Notwithstanding the foregoing, with respect to any Account for which the Company receives a Value-Added Payment, FUSA shall not be required to pay to the Company any Usage Fee for the first 12 billing cycles after such Account is opened.

      7. Acquisition Balance Transfer Commission. In addition to any other payment the Company is entitled to receive under this Agreement, FUSA shall pay to the Company a commission (an "Acquisition Balance Transfer Commission") equal to the sum of (a)[**]% of all balance dollars transferred to Balance Transferring Accounts at non-introductory rates, not to exceed $[**] balance dollars transferred per Account per annum, and (b) an amount equal to[**]% of the amount that is (i) the difference between the actual Incident Rate (expressed as a percentage) and [**]% (which number shall never be less than zero), multiplied by (ii) the total number of balance dollars transferred; provided, however, that in calculating such amount of balance dollars transferred, the maximum number of balance dollars transferred to be counted for any Account shall not exceed $[**].

      8. Portfolio Balance Transfer Commission. In addition to any other payment the Company is entitled to receive under this Agreement, FUSA shall pay the Company a commission (a "Portfolio Balance Transfer Commission") equal to [**]% of all balance dollars transferred to any FUSA account (whether or not such account was sourced by the Company) at non-introductory rates, which balance transfer the Company has marketed and sourced, it being understood and agreed to by the Parties that the Company shall not be entitled to any Portfolio Balance Transfer Commission with respect to any balance transfers sourced by FUSA to any account, including, without limitation, any Company-Sourced Account; provided that such Portfolio Balance Transfer Commission shall be paid only (a) if such balance dollars transferred equal or exceed $[**] per account per annum and
(b) in no event with respect to more than $[**] balance dollars transferred per account per annum; and provided further that no Portfolio Balance Transfer Commission shall be paid with respect to any balance transfer for which the Company receives an Acquisition Balance Transfer Commission.



--------------- [**] = Confidential treatment requested for redacted portion.

      9. Balance Retention Bonus. In addition to any other payment to which the Company is entitled under this Agreement, with respect any Company-Sourced Account that has remained open and available for charging activity for 12 billing cycles from such Company-Sourced Account's initial billing statement, FUSA shall pay to the Company a one-time "Balance Retention Bonus" equal to [**]% of the amount by which the actual balance remaining on such Account at the end of such 12-month period exceeds 80% of the highest balance reached at any time on such account during such prior 12-month period.

      10. Account Reactivation Fee. FUSA shall pay the Company an "Account Reactivation Fee" for every FUSA account that the Company causes to be reactivated if such reactivated account (a) had been dormant, i.e., had generated no debit-based statement, during the six months immediately prior to reactivation and (b) reaches billing activity of $1,000 or more, in the aggregate, at any time during the first six billing cycles immediately following reactivation (a "Reactivated Account"). The Account Reactivation Fee shall be equal to (i) $[**] for every Reactivated Account that had been dormant for 13 or more consecutive billing cycles immediately prior to reactivation, (ii) $[**] for every Reactivated Account that had been dormant for no fewer than nine and no more than 12 of the consecutive billing cycles immediately prior to reactivation and (iii) $[**] for every Reactivated Account that had been dormant for no fewer than six and no more than eight consecutive billing cycles immediately prior to reactivation. To the extent that any Reactivation Account also qualifies the Company to receive a Portfolio Balance Transfer Commission pursuant to Paragraph 8 of this Schedule B, the Company shall be entitled to receive the greater of the Account Reactivation Fee and the Portfolio Balance Transfer Commission, but not both.

------------- [**] = Confidential treatment requested for redacted portion.



                                                                 SCHEDULE C


                             DISPUTE RESOLUTION

      1. Level 1 Dispute Review. Upon the written request of either Party, the Company and FUSA shall each appoint a designated representative whose task shall be to meet the other Party's designated representative (by conference telephone call or in person at a mutually agreeable site) in an endeavor to resolve any Dispute ("Level 1 Dispute Review"). The designated representatives shall meet as often as the parties reasonably deem necessary to discuss the Dispute and negotiate in good faith in an effort to resolve the Dispute without the necessity of any formal proceeding.

      2. Level 2 Dispute Review. If resolution of the Dispute cannot be resolved within the earlier of (a) 15 days from the first Level 1 Dispute Review meeting and (b) such time as when either Party gives the other written notice of an impasse ("Level 1 Dispute Termination Date"), a chief executive officer (or a functional equivalent) of each of the Company and FUSA shall meet (by conference telephone call or in person at a mutually agreeable site) within 72 hours after the Level 1 Dispute Termination Date for the purpose of resolving such unresolved Dispute ("Level 2 Dispute Review").

      3. Submission of Dispute to Mediation. If the Parties are unable to resolve the Dispute within a reasonable period after commencement of the Level 2 Dispute Review, the Parties shall give each other written notice of the existence of a continuing impasse (the date on which both Parties are in receipt of such notice, the "Level 2 Dispute Termination Date") and shall thereafter immediately submit the Dispute to mediation in accordance with the Commercial Mediation Rules of the AAA and shall bear equally the costs of the mediation. The Parties will act in good faith to jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the AAA within 15 days of the Level 2 Termination Date. The Parties agree to participate in good faith in the mediation and negotiations related thereto for a period of 30 days commencing with the selection of the mediator and any extension of such period as mutually agreed to by the Parties.

      4. Arbitration. (a) If the Parties cannot agree to a mediator within 15 days of the Level 2 Dispute Termination Date or if the Dispute is not resolved within 30 days after the beginning of the mediation and any extension of such periods as mutually agreed to by the Parties, the Dispute shall be submitted to, and finally determined by, binding arbitration in accordance with the following provisions of this Schedule, regardless of the amount in controversy or whether such Dispute would otherwise be considered justiciable or ripe for resolution by a court or arbitration panel.

            (b) Any such arbitration shall be conducted by the AAA in accordance with its current Commercial Arbitration Rules (the "AAA Rules"), except to the extent that the AAA Rules conflict with the provisions of this Schedule, in which event the provisions of this Schedule shall control.

            (c) The arbitration panel (the "Panel") shall consist of three neutral arbitrators ("Arbitrators"), each of whom shall be an attorney having five or more years experience in the primary area of law as to which the Dispute relates, and shall be appointed in accordance with the AAA Rules (the "Basic Qualifications").

            (d) Should an Arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Schedule, a substitute Arbitrator possessing the Basic Qualifications shall be appointed by the AAA. If an Arbitrator is replaced after the arbitration hearing has commenced, then a rehearing shall take place in accordance with the provisions of this Schedule and the AAA Rules.

            (e) The arbitration shall be conducted in Wilmington, Delaware; provided that the Panel may from time to time convene, carry on hearings, inspect property or documents and take evidence at any location that the Panel deems appropriate.

            (f) The Panel may, in its discretion, order a pre-exchange of information, including production of documents, exchange of summaries of testimony or exchange of statements of position, and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute.

            (g) At any oral hearing of evidence in connection with any arbitration conducted pursuant to this Schedule, each Party and its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of the other party. No testimony of any witness shall be presented in written form unless the opposing party shall have the opportunity to cross-examine such witness, except as the parties otherwise agree in writing and except under extraordinary circumstances where, in the opinion of the Panel, the interests of justice require a different procedure.

            (h) Within 15 days after the closing of the arbitration hearing, the Panel shall prepare and distribute to the parties a written award, setting forth the Panel's findings of facts and conclusions of law relating to the Dispute, including the reasons for the giving or denial of any requested remedy or relief. The Panel shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant and shall award interest on any monetary award from the date that the loss or expense was incurred by the successful party. In addition, the Panel shall have the authority to decide issues relating to the interpretation, meaning or performance of this Agreement, any agreement, certificate or other document referred to herein or delivered in connection herewith or the relationships of the parties hereunder or thereunder, even if such decision would constitute an advisory opinion in a court proceeding or if the issues would otherwise not be ripe for resolution in a court proceeding, and any such decision shall bind the parties in their performance of this Agreement and such other documents.

            (i) Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, no party nor any arbitrator shall disclose the existence, content or results of any arbitration conducted hereunder without the prior written consent of the other parties.

            (j) To the extent that the relief or remedy granted in an award rendered by the Panel is relief or a remedy on which a court could enter judgment, a judgment upon the award rendered by the Panel may be entered in any court having jurisdiction thereof. Otherwise, the award shall be binding upon the Parties in connection with their obligations under this Agreement and in any subsequent arbitration or judicial proceedings between the Parties.

            (k) The Parties agree to share equally the cost of any arbitration, including the administrative fee, the compensation of the arbitrators and the costs of any neutral witnesses or proof produced at the direct request of the Panel.

            (l) Notwithstanding the choice of law provision set forth in
Section 14.10 of this Agreement, The Federal Arbitration Act, 9 U.S.C. ss.ss.1 to 14, except as modified hereby, shall govern the enforcement of
Article XIII and this Schedule.

            5. Recourse to Courts and Other Remedies. Notwithstanding the Dispute resolution procedures contained in this Schedule, any Party may apply to any court having jurisdiction (a) to enforce this Agreement to arbitrate, (b) to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the Dispute is otherwise resolved, (c) to avoid the expiration of any applicable limitation period, (d) to preserve a superior position with respect to other creditors or (e) to challenge or vacate any final judgment, award or decision of the Panel that does not comport with the express provisions of this Schedule.

            6. Attorneys' Fees. If any action, suit or proceeding is commenced to establish, maintain or enforce any right or remedy under this Agreement, the party not prevailing therein shall pay, in addition to any damages or other award, all reasonable attorneys' fees and litigation expenses incurred therein by the prevailing party.

            7. Affiliates. Each party hereto agrees that for purposes of
Article XIII and this Schedule, references to the Parties shall also include their respective controlled affiliates, who shall be subject to the Dispute resolution procedures of Article XIII and this Schedule to the same extent as the Parties.



                                                                 SCHEDULE D


                                 LITIGATION


See attached.



other federal or state laws. Such action could severely interfere with the conduct of the priceline.com business.

            LendingTree provides the mortgage brokerage services offered through the priceline.com home mortgage service on priceline.com's Web site and is responsible for maintaining the necessary and appropriate state registrations and licenses associated with LendingTree's provision of those mortgage brokerage services. If a federal or state regulatory authority, or an aggrieved customer, should in the future claim that LendingTree has failed to comply fully with applicable federal or state law requirements pertaining to LendingTree's provision of mortgage brokerage services, the priceline.com home mortgage service could be materially and adversely affected and priceline.com may be unable to continue to make its home mortgage services Web site available, either to residents of affected state(s) or on a national basis.

 Consumer Protection and Related Laws

            All of priceline.com's services are subject to federal and state consumer protection laws and regulations prohibiting unfair and deceptive trade practices. Priceline.com is also subject to related "plain language" statutes in place in many jurisdictions, which require the use of simple, easy to read, terms and conditions in contracts with consumers.

            Although there are very few laws and regulations directly applicable to the protection of consumers in an online environment, it is possible that legislation will be enacted in this area and could cover such topics as permissible online content and user privacy, including the collection, use, retention and transmission of personal information provided by an online user. Furthermore, the growth and demand for online commerce could result in more stringent consumer protection laws that impose additional compliance burdens on online companies. Such consumer protection laws could result in substantial compliance costs and interfere with the conduct and growth of the priceline.com business.

            Business Qualification Laws

            Because priceline.com's service is available over the Internet in multiple states, and because it sells to numerous consumers resident in such states, such jurisdictions may claim that priceline.com is required to qualify to do business as a foreign corporation in each such state. Priceline.com is qualified to do business in a limited number of states, and failure by priceline.com to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject priceline.com to taxes and penalties for the failure to so qualify and limit its ability to conduct litigation in such states.

 International Expansion

            Priceline.com intends to explore opportunities for expanding the priceline.com business into international markets. It is possible, however, that the priceline.com demand collection system will not be readily adaptable to regulatory environments of certain foreign jurisdictions. In addition, there are various other risks associated with international expansion. They include language barriers, unexpected changes in regulatory requirements, trade barriers, problems in staffing and operating foreign operations, changes in currency exchange rates, difficulties in enforcing contracts and other legal rights, economic and political instability and problems in collection.

LEGAL PROCEEDINGS

            On January 6, 1999, priceline.com received notice that a third party patent applicant and patent attorney, Thomas G. Woolston, purportedly had filed in December 1998 with the United States Patent and Trademark Office a request to declare an "interference" between a patent application filed by Woolston describing an electronic market for used and collectible goods and priceline.com's core buyer-driven commerce patent. Priceline.com has received a copy of a Petition for Interference from Woolston, the named inventor in at least three United States Patent applications titled "Consignment Nodes," one of which has issued as a patent (U.S. Patent
Number: 5,845,265). Priceline.com currently is awaiting information from the Patent Office regarding whether it will initiate an interference proceeding concerning Woolston's patent application and priceline.com's core buyer-driven commerce patent. An interference is an administrative proceeding instituted in the Patent Office to determine questions of patentability and priority of invention between two or more parties claiming the same patentable invention. There is no statutory period within which the Patent Office must act on an interference request. If an interference is declared and proceeds through a final hearing in the Patent Office, a final judgment is made by the Patent Office as to inventorship. Following such final judgment, appeals could be made in Federal court. While there can be no certainty as to time periods, interference proceedings typically take years to resolve.

            As a threshold to the initiation of an interference proceeding, Woolston must show that his patent application supports claims that he copied from the priceline.com core buyer-driven commerce patent. In order to make this showing, he would have to prove, among other things, that he invented the subject matter of the priceline.com claims before the inventors of the priceline.com patent. If the Patent Office were to find that Woolston's patent application supported the copied priceline.com claims, it would resolve the interference by awarding inventorship to the party with the earliest proven date of invention. Woolston recently announced an agreement to license his issued patent and pending patent applications to the owner of an Internet travel service that, according to such announcement, commenced on-line operations in the fourth quarter of 1998 and purports to compete with priceline.com.

            While the interference process is still at an early stage, priceline.com believes that it has meritorious defenses to Woolston's claim, which it intends to pursue vigorously. Among other things, priceline.com believes that the Woolston patent application does not disclose the inventions covered by the priceline.com patent claims. However, it is impossible to predict the outcome of an interference with certainty. While Woolston claims to have an earlier invention date by a period of approximately sixteen months, the final decision as to priority of invention would be made by the Patent Office after considering facts provided by each party during the interference proceeding. If an interference is declared and thereafter resolved in favor of Woolston, such resolution could result in an award of some or all of the disputed patent claims to Woolston. If, following such award, Woolston were successful in a patent infringement action against priceline.com, including prevailing over all defenses available to priceline.com such as those of non-infringement and invalidity, this could require priceline.com to obtain licenses from Woolston and pay damages from the date such patent issued at a cost which could significantly adversely affect priceline.com's business. If Woolston prevailed in both an interference and an infringement action, then priceline.com could be enjoined from conducting business through the priceline.com service to the extent covered by the patent claims awarded to Woolston. In addition, defense of the interference action may be expensive and may divert management attention away from priceline.com's business.

            On January 19, 1999, a lawsuit was filed in the United States District Court for the Northern District of California by Marketel International, Inc., a California corporation, under the caption Marketel International Inc. v. Priceline.com et. al., No. C-99-1061 (N.D. CA 1999), against priceline.com, Priceline Travel, Walker Asset Management, Walker Digital, Mr. Jay S. Walker, priceline.com's Founder and Vice Chairman, and Mr. Andre Jaeckle, an individual who made a $1 million loan to priceline.com bearing interest at a rate of 6% per year, and in connection therewith, received warrants, which have subsequently been fully exercised, to purchase 62,500 shares of our common stock. On February 22, 1999, Marketel filed an amended and supplemental complaint. The amended complaint filed by Marketel, which joins as defendants Mr. Timothy G. Brier, our Executive Vice President, Travel, Mr. Bruce Schneier, an individual and consultant to Walker Digital, and Mr. James Jorasch, an individual and employee of Walker Digital, alleges causes of action for, among other things, misappropriation of trade secrets, breach of contract, conversion, breach of confidential relationship, copyright infringement, fraud, unfair competition, and false advertising, and seeks injunctive relief and damages in an unspecified amount. In its amended complaint, Marketel alleges, among other things, that the defendants conspired to misappropriate Marketel's business model, which it describes as a buyer-driven electronic marketplace for travel services and its appurtenant techniques, market research, forms, plans and processes, and which an executive of Marketel allegedly provided to Messrs. Walker and Jaeckle in confidence approximately ten years ago. The amended complaint also alleges that three former Marketel employees are the actual sole inventors or co-inventors of US patent No. 5794207, which was issued on August 11, 1998 with Jay S. Walker, Bruce Schneier and James Jorasch listed as the inventors and which patent has been assigned to priceline.com. Marketel asks that the patent's inventorship be corrected accordingly.

            Based upon publicly available information, priceline.com believes that Marketel's fax and fee-based business was launched in 1991 and ceased operations seven months later. Priceline.com's Internet-based model was independently developed by Walker Digital and priceline.com, and practiced by priceline.com starting in 1998. Based on publicly available information and Marketel's complaint, priceline.com understands that Marketel operated a fax-based travel information service which offered consumers, travel agents and/or consolidators the opportunity to purchase specially printed forms. These forms, when accompanied by an additional non-refundable fee, allowed prospective ticket buyers to fax to Marketel credit-card guaranteed bids for airline travel at a bid price specified by the buyer. Priceline.com believes that Marketel has not engaged in any regular commercial activities since ceasing operations in 1992. Based upon publicly available information, Marketel reactivated its active status as a corporation by satisfying its back-due tax obligations to the State of California shortly after the filing of its complaint.

            On February 5, and February 10, 1999, the defendants filed their answer and amended answer, respectively, to the amended complaint, in which they denied the material allegations of liability in the complaint. Priceline.com and all other defendants strongly dispute the material legal and factual allegations contained in Marketel's amended complaint and believe that the amended complaint is without merit. Priceline.com intends to defend vigorously against the action. Defending the law suit may involve significant expense and, due to the inherent uncertainties of litigation, there can be no certainty as to the ultimate outcome. Pursuant to the terms of the indemnification obligations contained in the Purchaser and Intercompany Agreement with Walker Digital, Walker Digital has agreed to indemnify priceline.com for damages, liability and legal expenses incurred in connection with the Marketel litigation.

            From time to time priceline.com has been and expects to continue to be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of third party intellectual property rights by the company. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

EMPLOYEES

            Currently, priceline.com has 194 full-time employees. In addition, through an Intercompany Agreement with Walker Digital Corporation, priceline.com receives a variety of services, including research and development, patent and other intellectual property services and technical support. Priceline.com also employs independent contractors to support its customer service and system support functions. See "Certain Transactions."

            Priceline.com has never had a work stoppage and its employees are not represented by any collective bargaining unit. It considers its relations with its employees to be good. Priceline.com's future success will depend, in part, on its ability to continue to attract, integrate, retain and motivate highly qualified technical and managerial personnel, for whom competition is intense.

FACILITIES

            Priceline.com's executive, administrative and operating offices are located in approximately 35,000 square feet of leased office space located in Stamford, Connecticut. Priceline.com is subleasing this office space from Walker Digital on a month-to-month basis. Priceline.com also has guaranteed Walker Digital's obligations under a lease of office space in New York City that is used by both companies. Priceline.com anticipates that it will require additional space within the next 12 months to accommodate its anticipated growth and that suitable office space will be available on commercially reasonable terms.